UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 5, 2022

Aridis Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38630	47-2641188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

983 University Avenue, Bldg. B

Los Gatos, California 95032

(Address of principal executive offices, including ZIP code)

(408) 385-1742

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	ARDS	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement, Pre-Funded Warrants and Warrants

On October 5, 2022, Aridis Pharmaceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional and accredited investor (the “Purchaser”), relating to the issuance and sale of 1,800,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) and pre-funded warrants to purchase an aggregate of 5,407,208 shares of Common Stock (the “Pre-Funded Warrants”), at a purchase price of $1.11 per share. Concurrently with the sale of the Shares and the Pre-Funded Warrants, pursuant to the Purchase Agreement, the Company also sold to the investor unregistered warrants to purchase up to an aggregate of 7,207,208 shares of Common Stock (the “Warrant”) in a private placement. The closing of the sales of these securities is expected to occur on or about October 7, 2022 (the “Closing Date”), subject to customary closing conditions.

The offering price for the Shares will be $1.11 per Share and the offering price for the Pre-Funded Warrants will be $1.109 per Pre-Funded Warrant, which represents the per Share public offering price less $0.001 per share exercise price for each Pre-Funded Warrant. Each Pre-Funded Warrant has an exercise price of $0.001 per share of Common Stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Warrants will have an exercise price of $1.11 per share of common stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, and each Warrant will be exercisable for one share of Common Stock. The Warrants will be exercisable beginning six months from the date of issuance and the Pre-Funded Warrants will be exercisable immediately upon issuance. The Pre-Funded Warrants shall terminate when fully exercised and the Warrants will terminate five years from the initial exercisability date. The aggregate gross proceeds to the Company from the offerings are expected to be approximately $8 million, excluding the proceeds, if any, from the exercise of the Pre-Funded Warrants and the Warrants. The Company intends to use the net proceeds from the offerings for clinical development, working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchaser. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.

The Shares, the Pre-Funded Warrants and the shares of Common Stock underlying the Pre-Funded Warrants described above (but not the Warrants or the shares of Common Stock underlying the Warrants) are offered and sold by the Company pursuant to an effective registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2022 and subsequently declared effective on September 12, 2022 (File No. 333-267279), and the base prospectus dated as of September 12, 2022 contained therein. The Company will file a prospectus supplement with the SEC in connection with the sale of the Shares and the Pre-Funded Warrants.

The Warrants and the shares issuable upon exercise of the Warrants are being sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

In addition, upon the closing of the offerings, in consideration for the Purchaser’s participation in the offerings the Company has agreed to amend, the Purchaser’s existing warrants to purchase up to 2,473,778 shares of Common Stock at an exercise price of $5.00 per share issued on August 4, 2021 (collectively, the “Existing Warrants”), by reducing the exercise price of the Existing Warrants to $2.00 per share.

The forms of the Purchase Agreement, Pre-Funded Warrant and Warrant are filed as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

A copy of the opinion of Sheppard Mullin Richter & Hampton LLP relating to the legality of the issuance and the sale of the Shares, the Pre-Funded Warrants and the shares of Common Stock underlying the Pre-Funded Warrants is attached as Exhibit 5.1 hereto.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the Warrants and the shares of Common Stock issuable thereunder is hereby incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

4.1	Form of Pre-Funded Warrant
4.2	Form of Warrant
5.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP
10.1	Form of Securities Purchase Agreement
23.1	Opinion of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2022	ARIDIS PHARMACEUTICALS, INC.

/s/ Vu Truong
Vu Truong
Chief Executive Officer

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